Purchase and Sale Contract
Contract No.: BGGL2009004
Place of Execution: Dalian
Date of Execution: September 17, 2009
Seller: Dalian Binggong Trade Co., Ltd.
Purchaser: Shanxi Guolian Pipe Industry Group Co., Ltd.
I. Name, Trademark, Model, Manufacturer, Quantity, Amount, Date of Supply and Quantity of Supply
Name	Trademark	Specifications and Model	Manufacturer	Unit	Quantity (ton)	Unit Price (RMB YUAN)	Total Amount (RMB YUAN)	Date and Quantity of Delivery and Pickup
Hot Rolled Medium-Width Strip	Q235B	(5.5-11.6) * (520-750)	Lingang	Ton	5827.105	___________ Tax-inclusive ex warehouse price	_____	Subject to the Agreement (No.: BGGL09001)
Total Amount (in capital): ____________(subject to the actual settlement amount)
II. Quality Standards: with reference to GB3274-88/GB700-88/GB709-88				III, Place of Delivery: to be transported by rail to the station of Yuci, Shanxi Province and the warehouse owned by Shanxi 525 Warehousing and Transportation Co., Ltd..
IV. Method of Transportation and Fees: Rail Transportation				V. Reasonable Loss and Method of Measurement: subject to the weight list of Lingang with the reasonable deviation of 0.3% in weight.
VI. Packing Standards: subject to the ex factory packing provided by Lingang.				VII. Standards and Methods of Inspection and Acceptance: with reference to Article 2 of the Contract.

VIII. Method and Period of Payment: The Purchaser shall pay the performance bond at 30% of the total amount in advance and effect all the payment of the goods before March 15, 2010 subject to the provisions on the practice and the period stipulated in the agreement between the parties (No.: BGGL09001).

IX. Liabilities for Breaching the Contract: subject to the agreement between the parties (No.: BGGL09001).
X. Execution and Performance of the Contract: The Contract shall become legally binding and the parties shall strictly perform the Contract on and from the date when the Contract is duly executed. The Contract shall be made in four counterparts. Each party shall hold two counterparts.

XI. Disputes Settlement: Any and all the disputes arising out of the performance of the Contract shall be settled by the parties through friendly negotiations. Where no agreement may be reached through such negotiations, the parties may launch litigation with the local People’s court in the place where the Seller is located.

XII. The Contract shall take effect after the parties duly sign and stamp the Contract.
Seller	Purchaser
Name (Stamp): Dalian Binggong Trade Co., Ltd.
Address: #158 Youhao Road, Zhongshan District, Dalian
Legal Representative:
Authorized Representative: Wang Zhe
Tel.:
Telex and Registered Mail:
Opening Bank:
Account No.:
Zip Code: 116001

Name (Stamp): Shanxi Guolian Pipe Industry Group Co., Ltd.
Address: No. 1 Road, Yuci Industrial Park, Jinzhong
Legal Representative: Liu Xudong
Authorized Representative: Li Dehong
Tel.:
Telex and Registered Mail:
Opening Bank:
Account No.:
Zip Code: 030600

In 4 counterparts                                                       Valid Term: September 17, 2009 to March 16, 2010